Exhibit 3.1
CERTIFICATE OF LIMITED PARTNERSHIP
OF
MEMORIAL PRODUCTION PARTNERS LP
     This Certificate of Limited Partnership of Memorial Production Partners LP (the “Limited Partnership”), dated April 27, 2011, is being executed and filed by the undersigned general partner to form a limited partnership under the Delaware Revised Uniform Limited Partnership Act (6 Del. C. § 17-101, et seq.)
     1. The name of the Limited Partnership is Memorial Production Partners LP.
     2. The address of the registered office of the Limited Partnership in the State of Delaware is c/o National Corporate Research, Ltd., 615 South DuPont Highway, Dover Delaware 19901, and the name of the registered agent for service of process on the Limited Partnership is National Corporate Research, Ltd., 615 South DuPont Highway, Dover Delaware 19901.
     3. The name and mailing address of the general partner are as follows:
Memorial Production Partners GP LLC
1401 McKinney, Suite 1025
Houston, Texas 77010
     IN WITNESS WHEREOF, the undersigned has executed this Certificate of Limited Partnership of Memorial Production Partners LP as of the date first written above.

By:	Memorial Production Partners GP LLC,
its general partner

By:	/s/ Lorena Nichols
	Name:	Lorena Nichols
	Title:	Authorized Person